Exhibit 5.1

Jones & Keller, P.C.

1999 Broadway, Suite 3150

Denver, Colorado 80202

Telephone: (303) 573-1600

October 23, 2017

Earthstone Energy, Inc.

1400 Woodloch Forest Drive, Suite 300

The Woodlands, Texas 77380

Re:Issuance of Securities of Earthstone Energy, Inc.

Ladies and Gentlemen:

We have acted as counsel to Earthstone Energy, Inc., a Delaware corporation (the “Company”), in connection with the underwritten public offering (the “Offering”) of up to 5,175,000 shares (the “Shares”) of the Company’s Class A common stock, $0.001 par value per share (the “Class A Common Stock”), to be issued and sold by the Company under its Registration Statement on Form S-3, declared effective on August 13, 2015 (Registration No.: 333-205466) (the “Registration Statement”), the prospectus, dated August 13, 2015 (the “Base Prospectus”), supplemented by the prospectus supplement, dated October 18, 2017 (together with the Base Prospectus, the “Prospectus”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the underwriting agreement, dated October 18, 2017 (the “Underwriting Agreement”), by and among the Company and Credit Suisse Securities (USA) LLC (“Credit Suisse”) and Wells Fargo Securities, LLC, as representatives (collectively, the “Representative”) of the several underwriters named therein (the “Underwriters”). All capitalized terms used in this opinion letter without definition have the meanings assigned to them in the Underwriting Agreement.

In our capacity as such counsel, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, as referenced in the Registration Statement and the Prospectus. For purposes of this opinion letter, we have assumed all such proceedings will be timely completed in the manner presently proposed and the terms of such issuance will be in compliance with applicable laws.

For purposes of rendering this opinion letter, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction as being true copies of the Registration Statement, including the Prospectus, the Company’s certificate of incorporation and bylaws, each as amended to the date hereof, the Underwriting Agreement, and such other documents, agreements, instruments and corporate records as we have deemed necessary or appropriate. We have also obtained from officers, representatives and agents of the Company and from public officials, and have relied upon, such certificates, representations and assurances as we have deemed necessary and appropriate for the purpose of issuing this opinion letter.

Without limiting the generality of the foregoing, in our examination, we have, with your permission, assumed without independent verification, that (i) each document we reviewed has been duly executed and delivered by the parties thereto to the extent due execution and delivery are prerequisites to the effectiveness thereof; (ii) the obligations of each party to any such document we examined are such party’s valid and binding obligations, enforceable in accordance with its terms; (iii) each natural person executing a document has sufficient legal capacity to do so; (iv) all documents submitted to us as originals are authentic, the signatures on all documents that we examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original documents; (v) all documents that we examined accurately describe and contain the mutual understanding of the parties thereto and there are no oral or written agreements or understandings, and there is no course of prior dealing, between or among any of the parties that would in any manner vary or supplement the terms and provisions of such documents, or of the relationships set forth therein, or which would constitute a waiver of any of the provisions thereof by the actions or conduct of the parties or otherwise, or which would have an effect on the opinions rendered herein; (vi) no shares of Class A Common Stock will be issued in violation or breach of, nor will such issuance result in a default under, any agreement or instrument that is binding upon the Company or any requirement or restriction imposed by any governmental or regulatory agency, authority or body; and (vii) all corporate records made available to us by the Company, and all public records we have reviewed, are accurate and complete.

The opinion set forth herein is expressly limited to the effect of the Delaware General Corporation Law as in effect as of the date hereof and we do not purport to be experts on, or to express any opinion herein concerning, or to assume any responsibility as to the applicability to or the effect on any of the matters covered herein of, the laws of any other jurisdiction. No opinion is given or implied regarding federal laws of the United States or the laws of any jurisdiction other than the laws of the State of Delaware as currently in effect.

Based on the foregoing, and in reliance thereon, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that the Shares have been duly authorized for issuance, and when and to the extent issued and sold in exchange for payment in full to the Company of all consideration required therefor in the manner contemplated by the Underwriting Agreement and in accordance therewith and with the proceedings described in the Registration Statement and the Prospectus, the Shares will be validly issued, fully paid and non-assessable.

Our opinion herein is rendered as of the date of this letter, and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may come to our attention and that may alter, affect or modify such opinion. No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinions set forth herein.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report on Form 8-K of the Company dated October 18, 2017, to the incorporation by reference of this opinion letter into the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Jones & Keller, P.C.

JONES & KELLER, P.C.